Exhibit 99.2

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31,

2012 (UNAUDITED), 2011 AND 2010 (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Sealy Northwest Atlanta Partners, L.P.

Shreveport, Louisiana

We have audited the accompanying consolidated balance sheet of Sealy Northwest Atlanta Partners, L.P. (the “Partnership”) as of December 31, 2011, and the related consolidated statements of operations, partners’ capital, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

March 9, 2012

Atlanta, Georgia

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 (UNAUDITED) AND 2011

ASSETS

PROPERTY AND EQUIPMENT	2012
	(UNAUDITED)	2011
Buildings and improvements	$22,600,496	$22,600,496
Land	8,048,579	8,048,579
Land improvements	3,967,043	3,967,043
Tenant improvements	2,639,925	2,450,694

Total property and equipment, at cost	37,256,043	37,066,812
Less accumulated depreciation	7,290,673	6,162,386

Total property and equipment, net	29,965,370	30,904,426

CASH AND CASH EQUIVALENTS	274,847	610,563

RESTRICTED CASH	436,738	144,952

OTHER ASSETS
Deferred rent receivable	534,872	534,286
Deferred financing costs, net of accumulated amortization of $189,925 and $39,310 for 2012 and 2011	408,344	558,959
Prepaid expenses and other assets	37,391	82,354
Other receivables	—	37,826
Tenant rent receivable, net	96,311	—
Due from related parties	4,450	3,950
Deferred leasing costs, net of accumulated amortization of $570,058 and $452,763 for 2012 and 2011	354,609	427,311

Total other assets	1,435,977	1,644,686

TOTAL ASSETS	$32,112,932	$33,304,627

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Note payable, less holdback of $700,000	$13,773,007	$13,969,883
Accrued interest payable	—	67,828
Due to related parties	—	386
Accounts payable and accrued expenses	38,286	133,421
Unearned revenues	117,911	123,985
Tenant security deposits	156,563	161,266

Total liabilities	14,085,767	14,456,769

PARTNERS’ CAPITAL	$18,027,165	$18,847,858

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$32,112,932	$33,304,627

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

REVENUES	2012 (UNAUDITED)	2011	2010 (UNAUDITED)
Minimum rent	$2,236,500	$2,516,602	$2,559,908
Tenant Reimbursements	412,146	444,610	486,025

Total revenues	$2,648,646	$2,961,212	$3,045,933

OPERATING EXPENSES
Depreciation and amortization	1,245,585	1,133,838	1,085,769
Repairs and maintenance	358,578	432,170	407,331
Property taxes	346,471	330,234	376,815
General and administrative	190,058	146,133	216,165
Utilities	153,964	144,031	171,549
Management fees	94,331	106,154	102,853
Insurance	62,845	66,672	65,777
Bad debt	—	23,536	30,727

Total operating expenses	2,451,832	2,382,768	2,456,986

OPERATING INCOME	196,814	578,444	588,947

OTHER INCOME (EXPENSE)
Gain on extinguishment of debt and accrued interest	—	9,158,571	—
Other income	13,706	16,292	9,583
Interest expense	(956,213)	(2,188,044)	(2,051,810)

Total other income (expense)	(942,507)	6,986,819	(2,042,227)

NET INCOME (LOSS)	$(745,693)	$7,565,263	$(1,453,280)

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

	Sealy Northwest Atlanta Ventures, L.P.	WRT-Atlanta, L.L.C.	Total
BALANCE, DECEMBER 31, 2009 (UNAUDITED)	$1,994,350	$2,991,525	$4,985,875
Net Loss	(581,312)	(871,968)	(1,453,280)

BALANCE, DECEMBER 31, 2010 (UNAUDITED)	1,413,038	2,119,557	3,532,595
Contribution	3,100,000	4,650,000	7,750,000
Net Income	3,026,105	4,539,158	7,565,263

BALANCE, DECEMBER 31, 2011	7,539,143	11,308,715	18,847,858
Distribution	(30,000)	(45,000)	(75,000)
Net Loss	(298,277)	(447,416)	(745,693)

BALANCE, DECEMBER 31, 2012 (UNAUDITED)	$7,210,866	$10,816,299	$18,027,165

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011 AND 2010 (UNAUDITED)

	2012 (UNAUDITED)	2011	2010 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(745,693)	$7,565,263	$(1,453,280)
Adjustments to reconcile net income(loss) to net cash provided by operating activities:
Depreciation expense	1,128,287	1,019,138	986,410
Bad Debt Expense	—	23,536	30,727
Amortization of acquired intangibles	—	—	—
Amortization of deferred financing costs	150,615	54,112	9,984
Amortization of deferred leasing costs	117,295	114,700	99,360
Gain on extinguishment of debt and accrued interest	—	(9,158,571)	—
Changes in assets and liabilities:
Restricted cash	(291,786)	254,350	126,073
Deferred rent receivable	(586)	(84,245)	(124,202)
Prepaid expenses and other assets	44,963	17,600	(34,259)
Tenant rent receivable	(96,311)	43,869	(70,524)
Other receivables	37,826	(37,826)	—
Due from related parties	(500)	7,450	(11,400)
Deferred leasing costs paid	(44,593)	(152,359)	(151,514)
Accrued interest	(67,828)	1,290,730	935,669
Accounts payable and accrued expenses	(95,135)	108,148	(13,234)
Due to related parties	(386)	386	—
Unearned revenues	(6,074)	(51,668)	15,549
Tenant security deposits	(4,703)	4,370	(3,533)

Net cash provided by operating activities	125,391	1,018,983	341,826

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(189,231)	(221,761)	(237,743)

Net cash used in investing activities	(189,231)	(221,761)	(237,743)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from partners	—	3,100,000	—
Deferred financing costs paid	—	(602,463)	—
Payments on note payable	(196,876)	(3,130,117)	—
Distributions to partners	(75,000)	—	—

Net cash used in financing activities	(271,876)	(632,580)	—

Change in cash and cash equivalents	(335,716)	164,642	104,083

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	610,563	445,921	341,838

CASH AND CASH EQUIVALENTS, END OF YEAR	$274,847	$610,563	$445,921

Cash paid during the year for interest	$805,598	$843,192	$1,106,157

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011 AND 2010 (UNAUDITED)

Supplemental Disclosure of Noncash Investing and Financing Transactions:

During the year ended December 31, 2011, the Partnership entered into a discounted payoff option with a lender, whereby, the Lender reduced the amount of note payable outstanding by $7,000,000 and reduced the amount of accrued interest outstanding by $2,158,571.

During the year ended December 31, 2011, a related party converted $4,650,000 of a note payable to Partners’ capital.

See accompanying notes to the consolidated financial statements.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

1.	ORGANIZATION

Sealy Northwest Atlanta Partners, L.P. (the “Partnership”), a Delaware limited partnership, was organized in December 2006 (expires December 31, 2056) by Sealy Northwest Atlanta Ventures, L.P. (“Sealy”) and WRT-Atlanta, L.L.C. (the “WRT”) (collectively, the “Partners”) to acquire, own, operate, maintain, and lease certain commercial properties located in Marietta, Georgia (the “Property”). The Partnership acquired the Property on December 12, 2006 and began operations.

(a)	Profits (Losses) Allocation

Net profits and losses shall be allocated to the Partners in accordance with the terms of the Partnership Agreement. Profits are allocated as follows:

(i)	First, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the balance of their Additional Capital Contributions Preferred Return Accounts; and

(ii)	Second, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (i) above, plus the balance of their respective Additional Capital Contribution Accounts; and

(iii)	Third, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (ii) above, plus the balance of their respective Initial Capital Preferred Return Account Balances; and

(iv)	Fourth, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (iii) above, plus the balance of their respective Initial Capital Contribution Account Balances; and

(v)	Fifth, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (iv) to be in the same proportions as their respective Residual Percentages; and

(vi)	Sixth, any remainder allocated to the Partners in proportion to their respective Residual Percentage Interests.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

1.	ORGANIZATION (CONTINUED)

Losses are allocated to the Partners as follows:

(i)	First, to the Partners in proportion to and to the extent of the amounts necessary to cause the amounts by which such Partners’ Capital Accounts exceed the sum referred to in tier (iv) of the profit allocation shown above to be in the same proportions as their respective Residual Percentages; and

(ii)	Second, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (iv) of the profit allocation shown above; and

(iii)	Third, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (iii) of the profit allocation shown above; and

(iv)	Fourth, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (ii) of the profit allocation shown above; and

(v)	Fifth, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (i) of the profit allocation shown above; and

(vi)	Sixth, to the Partners in proportion to, and to the extent of the amounts necessary to cause their respective Capital Accounts to equal zero.

(b)	Distribution of cash flows

The Partnership’s distributable cash from operations, as defined, shall be distributed as follows:

(i)	First, to the Partners in proportion to their respective Additional Capital Preferred Return Account balances until such balances are reduced to zero;

(ii)	Second, to the Partners in proportion to their respective Initial Capital Preferred Return Account balances until such balances are reduced to zero; and

(iii)	Third, any balance to the Partners in proportion to their respective Residual Percentages.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation —The Partnership has adopted Financial Accounting Standards Board (FASB) Codification. The Codification is the single official source of authoritative accounting principles generally accepted in the United States of America (GAAP) recognized by the FASB to be applied by non-governmental entities and all of the Codification’s content carries the same level of authority.

Principles of consolidation —The Partnership’s consolidated financial statements include its accounts and the accounts of Sealy Northwest Atlanta, L.P., which holds the Property and Sealy Northwest Atlanta General Partner, L.L.C. All intercompany profits, balances and transactions are eliminated in consolidation.

Cash and cash equivalents — All highly-liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

Use of estimates —The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Property and equipment — Property and equipment, including property improvements, are recorded at cost. Major renewals and purchases of property and equipment are capitalized. Repairs and maintenance are charged to operations as incurred.

Property and equipment are depreciated over their estimated useful lives using the straight-line method. Estimated useful lives are 5 to 39 years for buildings and improvements, and 15 years for land improvements. Depreciation of tenant improvements is computed using the straight-line method over the life of the respective lease. Depreciation expense for the years ended December 31, 2012, 2011, and 2010 was $1,128,287, $1,019,138, and $986,410, respectively.

Restricted cash — Restricted cash represents amounts escrowed for property taxes, insurance, tenant improvements and commissions, and repairs and improvements.

Deferred charges — Deferred charges consist of financing costs and leasing costs. Deferred financing costs are related to the Partnership’s note payable. Financing costs are amortized, as a component of interest expense, over the term of the loan using a method that approximates the effective-interest method.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Tenant rent receivable — The Partnership’s estimate for the allowance for uncollectible accounts represents the probable incurred losses within its tenant receivables as of December 31, 2012 and

2011. The Partnership estimates probable incurred losses based upon an evaluation of delinquent accounts along with the Partnership’s own experience with collections and charge-offs. The allowance for doubtful accounts as of December 31, 2012 and 2011 was $-0- and $12,687, respectively. Bad debt expense for the years ended December 31, 2012, 2011, and 2010 was $-0-, $23,536, and $30,727, respectively.

Revenue recognition — Minimum rent revenue is recognized on a straight-line basis over the term of the lease agreements regardless of when payments are due. Differences between rents billed in accordance with the lease terms and the minimum rent revenue recognized on a straight-line basis are reported as deferred rent receivable in the accompanying consolidated financial statements. Tenant reimbursements are recognized as revenue in the same period the related expenses are incurred by the Partnership.

Income taxes — No federal or state income taxes are payable by the Partnership, and none have been provided for in the accompanying consolidated financial statements. The Partners are to include their respective shares of Partnership income or losses, determined on an income tax basis, in their individual tax returns.

The Partnership recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Tax years that remain subject to examination by major tax jurisdictions date back to the year ended December 31, 2009. Federal and state income tax positions taken or anticipated to be taken in the income tax returns are attributable to the Partners and not to the entity. As of December 31, 2012, and 2011, there are no known items which would result in a material accrual attributable to uncertain tax positions.

Impairment of long-lived assets and long-lived assets to be disposed of — The Partnership reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There was no impairment charge recognized during the years ended December 31, 2012, 2011, and 2010.

Subsequent events —Management has evaluated subsequent events through March 8, 2013.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

3.	DEFERRED FINANCING AND LEASING COSTS

For the year ended December 31, 2011, the Partnership paid $602,463 of financing costs related to the new note payable. For the year ended December 31, 2011, the Partnership wrote off $49,918 of financing costs related to the previous loan paid off in 2011 (See Note 5). Amortization of deferred financing costs was $150,617, $54,112, and $9,984 for the years ended December 31, 2012, 2011, and 2010.

The following is a schedule by year of future amortization of deferred financing costs, which are being amortized over the life of the note payable:

Year Ending December 31,

2013	$150,616
2014	150,616
2015	107,112

$408,344

Amortization of deferred leasing costs was $117,295, $114,700, and $99,360 for the years ended December, 2012, 2011, and 2010, respectively. An additional $31,646, $18,090, and $77,360 of commissions was expensed in 2012, 2011, and 2010, respectively, due to the related leases having a life of less than one year or a total commission amount of less than $1,000. The following is a schedule by year of future amortization of deferred leasing costs, which are being amortized over the respective life of the lease:

Year Ending December 31,

2013	$109,103
2014	72,157
2015	59,057
2016	37,601
2017	16,822
Thereafter	59,869

$354,609

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

4.	RELATED PARTY TRANSACTIONS

The Partnership has entered into a management agreement with a property management company related to Sealy, and will pay a monthly management fee of 3.5% of gross receipts from the Properties, less any third-party management fees, 50% of all late payments and returned checks collected, and an accounting fee of $2,480 per month. Management fees paid to related parties for the years ended December 31, 2012, 2011 and 2010 were $94,331, $106,154, and $102,853, respectively. As of December 31, 2012 and 2011, there were $-0- and $12,088 of accrued management fees, respectively. The management agreement also states that the related party may receive leasing commissions of 4.00% to 6.00%. Leasing commissions paid to related parties for the years ended December 31, 2012, 2011 and 2010 were $25,855, $49,418, and $53,887, respectively. All employees are currently employed by Sealy Operating Company III, Inc., a related party, and the Partnership periodically reimburses the management company for the salaries of the onsite staff. The Partnership also reimburses Sealy & Company, L.L.C., a related party, for miscellaneous postage, copier charges and bank statement fees incurred.

During 2010 the Partnership paid $10,000 on behalf of Sealy Acquisitions, L.L.C., a related party, for costs incurred related to the loan renegotiation. All amounts were collected in 2011. The remaining related party receivables represent amounts paid by the Partnership on behalf of the Partners for tax preparation and annual registration fees that are expected to be reimbursed at some time in the future. No interest is due and there are no set repayment terms on any of the related party receivables.

5.	NOTE PAYABLE

On December 12, 2006, the Partnership entered into an acquisition loan (the “Loan”) in the amount of $28,750,000 with an unrelated third party to obtain the Property. The Loan matured January 1, 2012, bore interest at a fixed rate of 5.7% per annum and required interest only payments until the loan matured.

On June 23, 2011, WRT made a $20,641,000 bridge loan to the Partnership which enabled the Partnership to satisfy its $28,750,000 first mortgage loan at a discounted payoff amount of $20,500,000, resulting in $9,158,571 of cancellation of debt that was reported as a gain on extinguishment of debt and accrued interest in the consolidated statement of operations for the year ended December 31, 2011.

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

5.	NOTE PAYABLE (CONTINUED)

On September 29, 2011, the Partnership obtained replacement financing in the amount of $14,000,000 bearing interest at Libor plus 5.35% and maturing on September 29, 2015. In connection with the financing, the Partnership purchased an interest rate cap which caps Libor at 1% through October 1, 2013.

Net proceeds from the new loan plus additional capital contributions of $4,650,000 from WRT and $3,100,000 from Sealy were utilized to pay off the bridge loan. The loan bears interest at the USD LIBOR - BBA (one month) as normally published by Bloomberg Professional Service, which was 0.21% at December 31, 2012, plus a LIBOR margin rate of 5.35%, with a floor on the LIBOR rate of no less than 0.25%. The maturity date of the loan is September 29, 2015, with monthly principal and interest payments being made on the loan based on a 30-year amortization schedule.

A total of $700,000 of the loan was not funded on the closing date. It has been retained by the lender as an unfunded reserve for leasing costs. No funds have been disbursed as of December 31, 2012. The loan is collateralized by a security interest in the Property and an assignment of rents and leases. The note is personally guaranteed by related parties of the Partnership.

Future scheduled principal maturities are as follows at December 31, 2012:

Year Ending December 31,

2013	185,906
2014	196,741
2015	13,390,360

$13,773,007

6.	OPERATING LEASES

The Partnership leases the Property to tenants under operating leases with expiration dates extending to 2020. The leases typically provide for minimum rent and other charges to cover certain operating expenses. Minimum future rentals on non-cancellable leases at December 31, 2012 are as follows:

Years Ending December 31,

2013	1,926,798
2014	1,418,827
2015	1,144,479
2016	846,131
2017	632,702
Thereafter	1,134,542

$7,103,479

SEALY NORTHWEST ATLANTA PARTNERS, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2012 (UNAUDITED), 2011, AND 2010 (UNAUDITED)

7.	CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank deposits, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.